Exhibit 19.1
Permian Resources Corporation
Insider Trading Policy
(Policy last revised on February 19, 2025)

I.    INTRODUCTION
Purpose
The purpose of this Insider Trading Policy (this “Policy”) is to help Permian Resources Corporation and its subsidiaries (collectively, the “Company”) comply with federal and state securities laws and to preserve the reputation and integrity of the Company. This Policy replaces all previous Company policies concerning insider trading.
What Is Insider Trading?
Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material, non-public information about a company buys or sells that company’s securities or provides such information to another person who may trade based on that information.
What Securities are Subject to this Policy?
This Policy applies to purchases or sales of the Company’s securities (for example, common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company has issued or may issue in the future, such as preferred stock, convertible debentures, warrants, senior notes, bonds and other debt securities, as well as derivative securities relating to the foregoing (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material, non-public information about that company in the course of your position with the Company.
Who is subject to this Policy?
This Policy applies to all directors, officers and employees of the Company and its subsidiaries and to those acting on behalf of the Company, such as auditors, agents and consultants (collectively, “Company Personnel”).
In addition, as specified in Section IV of this Policy, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities.
Family Members and Others Subject to this Policy
This Policy also applies to anyone who lives in your household (whether or not family members) and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities. This Policy also applies to any entities, including without limitation corporations, limited liability companies, partnerships or trusts, that are under the influence or control of Company Personnel or their Family Members (collectively, “Controlled Entities”). Transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Personnel or Family Member.
Questions
Questions about this Policy or any proposed transaction should be directed to the Company’s General Counsel.
Individual Responsibility
You are responsible for making sure that you comply with this Policy. This Policy extends to all activities within and outside your Company duties. In all cases, the responsibility for determining whether an individual is in possession of material, non-public information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation” in Section XII.
II.    STATEMENTS
Policy Prohibiting Insider Trading
No Trading on Material, Non-Public Information. If you are aware of material, non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities or engage in any other action to take advantage of that information.
No Trading During any No Trade Period. From time to time, the Company may prohibit all Company Personnel (or a certain group of Company Personnel) from buying or selling Company Securities because of developments known to the Company Personnel and not yet disclosed to the public (a “No Trade Period”). If the Company establishes a No Trade Period, the Company’s General Counsel (or his/her designee) or another member of the Company’s senior management team will notify the restricted Company Personnel of the restriction when the No Trade Period becomes effective and when the restriction ends. If you are made aware of the existence of a No Trade Period, you should not disclose the existence of such No Trade Period to any other person other than to other Company Personnel that you know are also subject to the No Trade Period.
No Tipping. If you are aware of material, non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates material, non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
Additional restrictions on trading Company Securities applicable to certain Designated Persons are included in Section IV below. Company Personnel that are not subject to the restrictions specified in Section IV below are nevertheless encouraged to refrain from trading in Company Securities during a Blackout Period (as defined below) to avoid even the appearance of impropriety.
In addition, it is our policy that Company Personnel who, in the course of working for the Company, learn of material, non-public information about a company with which the Company does business, including a competitor, customer or supplier of the Company, may not trade in, take advantage of, or tip information about that company’s securities until the information becomes public or is no longer material.
III.    DEFINITION OF MATERIAL, NON-PUBLIC INFORMATION
What is Material Information?
Material information is any information that a reasonable investor would consider important in making an investment decision regarding the purchase or sale of the securities in question. Either positive or negative information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. Even if information is not material to the Company, it may be material to a competitor, customer, supplier or other company with publicly traded securities. While it is not possible to define all categories of material information, examples of information that, as a general rule, should be considered material are as follows:
•Financial results;
•News of an equity or debt offering;
•News of a pending or proposed significant acquisition, sale or joint venture;
•Forward-looking statements, including projected future earnings or losses;
•A significant expansion or cutback of operations;
•Changes in senior management;
•Major lawsuits or legal settlements;
•Extraordinary customer quality claims;
•The commencement or results of regulatory proceedings;
•News of a pending or proposed merger or tender offer;
•Changes to earnings guidance or projections, if any;
•The potential or actual gain or loss of a major customer or supplier;
•Company restructuring;
•Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•A change in dividend policy, the declaration of a stock split or reverse stock split, or an offering of additional securities;
•The establishment of a repurchase program for Company Securities;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new venture, development, product, process, or service;
•A significant disruption in Company operations or loss, potential loss, breach or unauthorized access of or to its property or assets, including its facilities and information technology infrastructure;
•The imposition of a ban on trading in Company Securities or the securities of another company; or
•Impending bankruptcy or the existence of significant liquidity problems.

When Is Information “Public”?
Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the Securities and Exchange Commission (the “SEC”) and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Additionally, undisclosed facts that are the subject of rumors, even if such rumors are widely circulated, would likely be considered to be non-public information.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed since the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not purchase or sell Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release and absorption of specific material, non-public information.

If you have any question as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the Company’s General Counsel.

IV.    CERTAIN ADDITIONAL RESTRICTIONS
All Designated Persons are subject to the Blackout Periods and pre-clearance restrictions described in this Section IV. Designated Persons may not give trading advice of any kind about the Company, whether or not such Designated Person is aware of material, non-public information.
The following are “Designated Persons”:
•All directors, non-director senior officers and certain employees of the Company set forth on the list (the “Additional Restrictions List”) maintained, revised and updated from time to time, as appropriate, by the Company’s General Counsel (or his/her designee);
•Family Members and Controlled Entities of any individual listed in the Additional Restrictions List; and
•Such other employees as may be designated from time to time (designated individuals will be identified and contacted through a separate communication).

Blackout Periods
Unless pursuant to a properly established Rule 10b5-1 Plan (as defined below), in order to prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of material, non-public information, Designated Persons (as defined above) may not conduct transactions (for their own or related accounts) involving the purchase or sale of Company Securities during the following periods (the “Blackout Periods”):
•The period in any fiscal quarter commencing on the twentieth day of the third calendar month (i.e., March 20, June 20, September 20, and December 20) and ending after the first full trading day after the date of public disclosure of the financial results for such fiscal quarter or year. Unless otherwise determined by the Company’s General Counsel (or his/her designee), such public disclosure shall be deemed to occur upon the filing of the Company’s quarterly or annual report with the SEC (and not solely upon the release of an earnings press release). If public disclosure occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure; or

•Any other period designated in writing by the Company’s General Counsel (or his/her designee).

    If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person. The safest period for trading in Company Securities, assuming the absence of material, non-public information, generally is the first ten trading days following the end of the Blackout Period. Company Personnel will, as any quarter progresses, be increasingly likely to be aware of material, non-public information about the expected financial results for the quarter.
    If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and Section 16 officer (as defined below) shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.
Pre-Clearance
All Designated Persons must, and all other Company Personnel are strongly encouraged to, clear purchases or sales in Company Securities with the Company’s General Counsel (or his/her designee) before the trade may occur. The General Counsel may designate and provide notice to other key employees who may, from time to time, be subject to the pre-clearance procedures under this Policy.
Requests for pre-clearance must be made in writing (including electronic mail) and must state whether the Designated Person intends to buy or sell Company Securities. The General Counsel (or his/her designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The General Counsel (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the General Counsel (or his/her designee) has not responded to a request for pre-clearance, do not trade in the Company’s Securities. If approved, the transaction must occur before the earliest to occur of: (i) the end of the fifth (5th) trading day after receipt of approval or such shorter period of time as noted by the General Counsel (or his/her designee) in the response approving the transaction, (ii) the revocation by the General Counsel (or his/her designee) of such approval or (iii) the beginning of a Blackout Period or No Trade Period. If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction.
Pre-clearance may also be required for certain gifts and other transfers not involving the purchase or sale of Company Securities specified in Section VII below.
None of the Company, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV, none of the

Company, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons may not trade in the Company Securities if he or she is aware of material, non-public information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the Company’s General Counsel.

V.    SPECIAL AND PROHIBITED TRANSACTIONS
The Company considers it improper and inappropriate for Company Personnel to engage in short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that Company Personnel may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
•Short Sales. Short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities are prohibited by this Policy. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may reduce the seller’s incentive to improve the Company’s performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits directors and certain officers (the “Section 16 officers,” and each, a “Section 16 officer”) from engaging in short sales.
•Publicly Traded Options. Transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that trading is based on inside information. Transactions in options may also focus attention on short-term performance at the expense of the Company’s long-term objectives. See “Hedging Transactions” below.
•Margin Accounts and Pledges. Holding Company Securities in margin accounts or, without the prior consent of the Board of Directors of the Company or the Audit Committee, pledging Company Securities as collateral for loans or other obligations, is prohibited by this Policy.
•Hedging Transactions. Engaging in hedging transactions with respect to ownership in Company Securities, including trading in any derivative security relating to Company Securities is prohibited by this Policy. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other stockholders.
•Standing and Limit Orders. Standing and limit orders (except standing and limit orders under a properly established Rule 10b5-1 Plan), create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material, non-public information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.
•Director and Executive Officer Cashless Exercises. The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. When not otherwise restricted by this Policy, directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+1” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a T+1 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the General Counsel.
VI.    TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans. It also generally does not apply to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares (typically subject to an option to satisfy tax withholding requirements). This Policy’s trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
•Restricted Stock Awards. This Policy’s trading restrictions do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
•401(k) Plan. If, and to the extent applicable, this Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections.
•Employee Stock Purchase Plan. This Policy’s trading restrictions generally do not apply to the purchases of Company Securities pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”). This Policy also generally does not apply to the enrollment or withdrawal by a Company Personnel in the ESPP; however, in accordance with the plan documents for the ESPP, Company Personnel are not permitted to increase or decrease the payroll deductions associated with a particular offering period during such offering period (other than reducing the payroll deductions to 0% in connection with a withdrawal). This Policy’s trading restrictions also generally do not apply to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding requirements in connection with a purchase of Company Securities pursuant to the ESPP. This Policy’s trading restrictions do apply, however, to any sale of the underlying stock.
•Other Similar Transactions. Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
•Rule 10b5-1 Plans. Any Rule 10b5-1 Plan properly established in accordance with applicable SEC rules and this Policy.

VII.    GIFTS AND OTHER TRANSFERS NOT INVOLVING A PURCHASE OR SALE
Provided that no consideration is received from the recipient, gifts of Company Securities to charities or other persons, as well as transfers to or from trusts or partnerships, by:
1.    A Designated Person is permitted so long as the donor/transferor is not aware of material, non-public information (subject to (2) below); or
2.    A donor/transferor who is aware of material, non-public information may be permitted if the donee/transferee is a Family Member or Controlled Entity subject to this Policy and pre-clearance is obtained from the General Counsel (or his/her designee) in accordance with the pre-clearance procedures in Section IV of this Policy.
Section 16(a) of the Exchange Act generally requires insiders to report gifts of any class of equity securities of the Company on Form 4 within two business days from the date of transfer to the donee/transferee.
VIII.    RULE 10b5-1 PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense against allegations that a trade has been made on the basis of material non-public information. To be eligible to rely on this defense, a person subject to this Policy must enter into a plan for transactions in Company Securities that meets the conditions specified by Rule 10b5-1. To comply with this Policy, a plan must meet the requirements of Rule 10b5-1 and must (such plan, a “Rule 10b5-1 Plan”):
•Be entered into in good faith at a time when the person entering into the plan is not aware of material, non-public information;
•Not be entered into during a Blackout Period (for Designated Persons) or a No Trade Period that applies to such person;
•Either specify the amount, pricing and timing of transactions or include a written formula or similar method for determining the amount, pricing and timing of transactions;
•Prohibit the person entering into the plan from exercising any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade;
•Include a minimum 30-day period, or minimum 90-day period for directors and Section 16 officers, between the establishment of the plan and the first possible transaction thereunder;
•Receive the approval of the Company’s General Counsel (or his/her designee) prior to the plan’s effective date; and

•Require that any amendment or modification to the plan be in writing and first receive approval of the Company’s General Counsel (or his/her designee) prior to the amendment’s or modification’s effective date.
Trading restrictions otherwise applicable under this Policy, such as the Blackout Period and pre-clearance requirements under Section IV, do not apply to transactions executed pursuant to a properly established Rule 10b5-1 Plan.

Any Rule 10b5-1 Plan, and any modification thereof, should be submitted to the Company’s General Counsel (or his/her designee) as soon as reasonably practicable prior to the proposed effective date of the plan or modification thereof. However, compliance of the Rule 10b5-1 Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Plan are the sole responsibility of the person initiating the Rule 10b5-1 Plan, not the Company or the Company’s General Counsel (or his/her designee).
IX.     SECTION 16: INSIDER REPORTING REQUIREMENTS, SHORT-SWING PROFITS AND SHORT SALES (APPLICABLE TO DIRECTORS, SECTION 16 OFFICERS AND 10% STOCKHOLDERS)
Reporting Obligations Under Section 16(a): Forms 3, 4 and 5
Section 16(a) of the Exchange Act generally requires all directors, Section 16 officers and 10% stockholders (“insiders”), within ten days after the insider becomes a director, Section 16 officer or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on Form 3 listing the amount of the Company’s stock, options and warrants which the insider beneficially owns. Following the initial filing on Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within forty-five days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after a Section 16 officer or director ceases to be an insider must be reported on Form 4.
Recovery of Profits Under Section 16(b)
For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any director, Section 16 officer or 10% stockholder from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the Exchange Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.
Directors and Section 16 officers should consult the Short-Swing Profit Rule Section 16(b) Checklist attached hereto as Annex A in addition to consulting the General Counsel prior to engaging in any transactions involving Company’s Securities, including without limitation, the Company’s stock, options or warrants.
Short Sales Prohibited Under Section 16(c)
Section 16(c) of the Exchange Act prohibits insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within twenty days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
The General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16 of the Exchange Act.
X.    RULE 144 (APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND 10% STOCKHOLDERS)
Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, executive officers and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below:
•Current Public Information. The Company must have filed all SEC-required reports during the last twelve months.
•Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
•Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under

Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.
If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.
XI.    POST-TERMINATION TRANSACTIONS
The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material, non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.
XII.     CONSEQUENCES OF VIOLATION
Insider trading is a serious crime. There are no limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are a major focus of the enforcement program of the SEC, pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice, lawsuits and criminal prosecutions brought by the Offices of the United States Attorneys.
Individuals found liable for insider trading (and tipping) face penalties of up to three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million, and up to twenty (20) years in jail. In addition to potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties of the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or a criminal fine of up to $25 million.
Without regard to civil or criminal penalties that may be imposed by others, the willful violation of this Policy and its procedures may constitute grounds for dismissal from the Company. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
XIII.     CERTIFICATIONS UNDER THE POLICY
Company Personnel subject to this Policy must certify initially that such individual has read and is in compliance with this Policy and will abide by its provisions in the future.

CERTIFICATE OF COMPLIANCE

I _____________________________________________ hereby certify that I have received,
            (Print name)

read, and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors of the Company for cause.

Date:         __________________________________
Signature:     __________________________________
Title:        __________________________________

If you have any questions, please contact the Company’s General Counsel

ANNEX A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST
Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by certain officers (“Section 16 officers,” and each, a “Section 16 officer”), director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held or, for Section 16 officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.
Sales
If a sale is to be made by a Section 16 officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):
1.    Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.    Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?
3.    Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?
4.    Has a Form 4 been prepared?
Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?
Purchases And Option Exercises
If a purchase or option exercise for Company stock is to be made:
1.    Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.    Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?
3.    Has a Form 4 been prepared?
Before proceeding with a purchase or sale, consider whether you are aware of material, non-public information which could affect the price of the Company’s securities. All transactions in the Company’s securities by Section 16 officers and directors must be pre-cleared by contacting the Company’s General Counsel.

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